Exhibit (3)(D)

CASH DISBURSEMENT AND REIMBURSEMENT AGREEMENT

FOR THE TIAA-CREF LIFE INSURANCE COMPANY UNIT INVESTMENT TRUST

SEPARATE ACCOUNTS

This Cash Disbursement and Reimbursement Agreement (this “Agreement”) effective as of the 1st day of May, 2012, by and among TIAA-CREF Individual & Institutional Services, LLC (“TC Services”), a Delaware limited liability company, Teachers Insurance and Annuity Association of America (“TIAA”), a New York insurance corporation and TIAA-CREF Life Insurance Company (“TC Life”), a New York-domiciled insurance company,

WITNESSETH:

WHEREAS, has established, or will establish, the separate accounts identified in Schedule A, attached hereto and incorporated herein (collectively, referred to herein as the “Accounts”);

WHEREAS, each such Account was or will be established under authority of resolution of TC Life’s Board of Directors in order to set aside and invest asset attributable to certain variable annuity contracts and variable life policies (hereinafter “Contracts”) issued by TC Life and identified in Schedule A hereto;

WHEREAS, TC Life has retained TC Services to act as the principal underwriter distributing the Contracts pursuant to a Principal Underwriter Distribution Agreement for the TIAA-CREF Life Insurance Company Unit Investment Trust Separate Accounts dated May 1, 2011 (“Principal Underwriter Agreement”);

WHEREAS, TC Services is registered as a broker-dealer under the Securities Exchange Act of 1934 (“Exchange Act”) and is a member of the Financial Industry Regulatory Authority (“FINRA” f/k/a NASD);

WHEREAS, the parties intend for this Agreement to address the cash disbursement and related services performed by TIAA as needed by TC Services, in connection with TC Services’ distribution of the Contracts and other duties under the Principal Underwriter Agreement in consideration of payment of TIAA’s actual expenses for providing such services to TC Services; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

1.	Disbursements and Reimbursements.

(a) TIAA shall make all cash disbursements, incur all expenses, and provide such personnel as may be necessary for TC Services to fulfill its obligations under the Principal Underwriter Agreement. The parties recognize and agree that any reimbursable expenses owed by TC Life to TC Services under the Principal Underwriter Agreement shall be paid by

TC Life to TIAA for further credit to TC Services as provided under this Agreement. Should TC Life desire or be required to make such reimbursement payments directly to TC Services and not to TIAA on TC Services’ behalf, TC Life will provide TC Services and TIAA with at least sixty (60) days prior notice. For purposes of this Agreement, such expenses may include, but shall not necessarily be limited to: (i) rent on office facilities; (ii) utilities; (iii) general and administrative expenses; (iv) clerical and managerial support; (v) salaries and other expenses related to the provision of personnel; (vi) fees and commissions, if any; (vii) communications; and (viii) insurance policies jointly covering TC Services and TIAA.

(b) Subject to the provisions of this Agreement, TC Services shall be obligated to reimburse TIAA for all expenses, direct and indirect, reasonably and equitably determined by TIAA to have been incurred on TC Services’ behalf pursuant to this Agreement (“Reimbursable Expenses”), including, as applicable, compensation and employee benefits and any charges paid by TIAA to third parties, except to the extent that applicable law otherwise requires. The bases for determining all such Reimbursable Expenses allocable to TC Services shall be consistent with New York Insurance Department Regulation 33, applicable securities laws and the cost allocation procedures agreed to periodically by the parties and which will be reviewed by the parties at least annually. Such bases shall be modified and adjusted where necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by TIAA on behalf of TC Services.

(c) The final determination of any Reimbursable Expenses owed to TIAA under this Agreement will reflect any reimbursable expenses owed to TC Services under the Principal Underwriter Agreement which TIAA receives on TC Services’ behalf from TC Life. TIAA’s determination of the Reimbursable Expenses for which TC Services is obligated to reimburse TIAA hereunder shall be conclusive as between the parties, except that if TC Services objects to any such determination, it shall so advise TIAA in accordance with Section 13 hereof within thirty (30) days of receipt of notice of said determination. Unless the parties can reconcile such objection, or otherwise agree, they shall select a firm of independent accountants which shall determine the Reimbursable Expenses properly allocable to TC Services and shall, within a reasonable time not to exceed one hundred eighty (180) days, submit such determination, together with the basis therefor, in writing to both parties, whereupon such determination shall be binding. The expenses of any such determination by a firm of independent certified public accountants shall be borne as determined to be equitable by such accountants.

(d) TIAA will record and reflect as a credit against Reimbursable Expenses hereunder any payment from TC Life that TIAA receives on behalf of TC Services under the Principal Underwriter Agreement. The amount of such reimbursements shall be determined on a monthly calendar basis (with final determination of the amount completed within thirty (30) days following each month-end). The parties acknowledge that each has access to TIAA’s cost allocation system utilized for the purposes of (i) allocating costs, expenses and credits in accordance with this Agreement, (ii) determining the amount of estimated and actual reimbursable expenses under the Distribution Agreement and (iii) determining the amount of estimated and actual Reimbursable Expenses under this Agreement. TIAA shall make available to TC Services and TC Life through the common cost allocation system within fifteen (15) days after the end of each calendar month, a summary showing an estimate of the

Reimbursable Expenses incurred by TIAA and allocated to TC Services with respect to the preceding calendar month, including an estimated credit for any reimbursable expenses expected from TC Life on TC Services’ behalf, as well as any Reimbursable Expenses that were not included in any previous summary. Any balance payable as shown in the summary shall be paid by TC Services within thirty (30) days following notice that such summary is available for review, subject to later adjustment if and as determined in accordance with paragraph (e) of this Section 1.

(e) No later than thirty (30) days after the end of each calendar month in which TIAA incurs Reimbursable Expenses on behalf of TC Services, TIAA shall make available to TC Services and TC Life through the common cost allocation system a summary of the amount of actual Reimbursable Expenses incurred by TIAA and allocated to TC Services as may be reduced by the amount of any reimbursable expenses under the Principal Underwriter Agreement actually received from TC Life by TIAA on TC Services’ behalf. Upon request, TIAA will provide TC Services and TC Life with a statement showing in reasonable detail the specific amounts of Reimbursable Expenses and any credit for reimbursable expenses under the Distribution Agreement that TIAA received from TC Life on TC Services’ behalf. Any difference (a “True-Up Amount”) between such actual Reimbursable Expenses (including any applicable credits, such as reimbursable expenses under the Distribution Agreement received by TIAA on TC Services’ behalf) and the estimated Reimbursable Expenses as shown in any previous summary made available pursuant to this Section 1 shall be paid by TIAA or TC Services, as the case may be, within thirty (30) days following notice of the availability of such summary, subject to later adjustment if and as determined in accordance with paragraph (c) of this Section 1. At any time after TIAA provides an estimate of Reimbursable Expenses, TC Services may make such payments (“Advance Payments”) as it deems appropriate in its sole discretion, and TIAA agrees that such Advance Payments shall be credited toward any subsequent True-Up Amount owed by TC Services to TIAA.

(f) TIAA acknowledges and agrees that TC Services obligation to pay any True-Up Amounts to TIAA is not triggered unless and until TC Services is in receipt of all reimbursable expenses owed to it under the Principal Underwriter Agreement. Additionally, in the event that two or more parties to this Agreement enter into agreements pursuant to which another party to this Agreement provides services to another party to this Agreement, the parties agree that payments made or owed pursuant to this Agreement may be netted against obligations owed or payments due pursuant to such other agreements. Any such offsetting amounts shall be reflected in the summary and clearly recorded and described in TIAA’s cost allocation system.

2.	Effective Date.

This Agreement shall be effective as of the date first set forth above.

3.	Non-Exclusivity.

The parties understand and agree that the services to be provided to one party by the other party hereunder are not to be deemed exclusive. Each party shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the other party in any way.

4.	Liability.

No party will be liable for any error of judgment or mistake of law or for any loss suffered by the other party in connection with the matters to which this Agreement relates. Nothing herein contained shall be construed to protect a party against any liability resulting from the willful misfeasance, bad faith, or gross negligence of such party in the performance of its obligations and duties, or from reckless disregard of its obligations and duties under this Agreement or by virtue of violation of any applicable law.

5.	Regulation.

(a) This Agreement shall be subject to the provisions of applicable insurance laws, the Exchange Act and the rules, regulations and rulings thereunder, and of FINRA, as in effect from time to time, including such exemptions and other relief as the Securities and Exchange Commission (“SEC”), its staff, or FINRA may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

(b) Each party shall submit to all regulatory and administrative bodies having jurisdiction over the present and future operations of the other party or the Contracts, any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations. Without limiting the generality of the foregoing, a party shall furnish the SEC, the State of New York Secretary of State and/or the New York Superintendent of Insurance with any information or reports which such regulatory authorities may request in order to ascertain whether the operations of a party are being conducted in a manner consistent with laws or regulations applicable to this subject matter or services being performed under this Agreement.

6.	Investigation and Proceedings.

Each party agrees to cooperate fully in any insurance or securities regulatory inspection, inquiry, investigation, or proceeding or any judicial proceeding with respect to another party, its respective affiliates and representatives to the extent that such inspection, inquiry, investigation or proceeding is in connection with the Contracts or any provision of this Agreement.

7.	Books and Records.

Each party shall maintain its own books, accounts and records in such a way to disclose clearly and accurately the nature and details of the transactions between them, including such accounting information as is necessary to support the charges under this Agreement, and such additional information as either party may reasonably request for purposes of its internal bookkeeping and accounting operations.

8.	Termination of the Agreement.

This Agreement may be terminated, without the payment of any penalty, by a party upon sixty (60) days’ written notice to the other party. Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder. The parties agree that the requirement for written notice and sixty day notice period are deemed waived if the parties enter into a subsequent agreement which by its terms replaces and supercedes this Agreement.

9.	Further Action.

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

10.	Severability.

If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

11.	Governing Law.

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, as at the time in effect, and the applicable provisions of the insurance laws, Exchange Act and rules thereunder or other federal laws and regulations which may be applicable.

12.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be deemed one instrument.

13.	Notices.

All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or mailed first class, postage prepaid, addressed as follows:

(a)	If to TC Services:

TIAA-CREF Individual & Institutional Services, LLC

730 Third Avenue

New York, New York 10017-3206

Attention: Peter Kennedy, Chief Operating Officer

(b)	If to TIAA:

Teachers Insurance and Annuity Association of America

730 Third Avenue

New York, New York 10017-3206

Attention: Ed Moslander, Senior Managing Director

(c)	If to TC Life:

TIAA-CREF Life Insurance Company

730 Third Avenue

New York, New York 10017-3206

Attention: Linda Dougherty, Chief Financial Officer

or to such other address as a party shall designate by written notice to the other parties.

14.	Entire Agreement; Amendment.

This Agreement (including any Exhibits hereto) constitutes the entire agreement between the parties as to the subject matter hereof and supersedes any and all agreements, representations and warranties, written or oral, regarding such subject matter made prior to the time at which this Agreement has been executed by the parties. This Agreement may be amended only by a writing executed by the parties, except that all Exhibits to this Agreement may be amended through whatever means that the parties mutually agree to use.

15.	Miscellaneous.

Captions in this Agreement are included for convenience or reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first above written.

TIAA-CREF INDIVIDUAL & INSTITUTIONAL SERVICES, LLC

By:
Name:
Title:

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:		Witness:
	Name:		Name:
	Title:		Title:

TIAA-CREF LIFE INSURANCE COMPANY

By:		Witness:
	Name:		Name:
	Title:		Title:

SCHEDULE A: Separate Accounts and Contracts

This Schedule A is effective as of May 1, 2012

TIAA-CREF LIFE INSURANCE COMPANY SEPARATE ACCOUNT VA-1

established under authority of resolution of TC Life's Board of Directors on July 7, 1998 in order to set aside and invest assets attributable to certain variable annuity contracts (“TCL VA-1 Account”).

Contracts:

Intelligent Variable Annuity (aka “IVA”)

Personal Annuity Select

Lifetime Variable Select

Single Premium Immediate Variable Annuity (aka “SPIA”)

TIAA-CREF LIFE INSURANCE COMPANY SEPARATE ACCOUNT VL-1

established under authority of resolution of TC Life's Board of Directors on May 23, 2001 in order to set aside and invest assets attributable to certain variable insurance policies (“TCL VLI-1 Account”)

Contracts:

Intelligent Life Variable Universal Life Policy (aka “ILVUL”)

Intelligent Life Survivorship Variable Universal Life Policy (aka “ILSVUL”)

Variable Universal Life Policy (aka “VUL”)

Survivorship Variable Universal Life Policy (aka “SVUL”)

TIAA-CREF LIFE INSURANCE COMPANY SEPARATE ACCOUNT VL-2

established under authority of resolution of TC Life's Board of Directors on November 15, 2011 in order to set aside and invest assets attributable to certain variable insurance policies (“TCL VLI-2 Account”)

Contract:

M Intelligent Variable Universal Life (Protector and Accumulator versions)